Investor Relations Contact:

Investor Relations Contact:

China Sky One Medical Hongyu Pan, CFO Email: ir@cski.com.cn	CCG Investor Relations David Rudnick Tel: +1-646-626-4172 Email: david.rudnick@ccgir.com Website: www.ccgirasia.com

Mabel Zhang, Vice President Tel: +1-310-954-1353 Email: mabel.zhang@ccgir.com

China Sky One Medical, Inc. Elects
Board Directors at its Annual Shareholders Meeting

Harbin, China, October 13, 2011 -- China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company producing over-the-counter drugs in the People’s Republic of China (“PRC”), today announced that it held its 2011 Annual Meeting of Stockholders (the ''Annual Meeting'') on October 12, 2011, in Harbin, PRC.

At the Annual Meeting, the Company’s stockholders were asked to vote on a proposal to elect seven directors to serve until the Company’s 2012 Annual Meeting of Stockholders, or until such time as their respective successors are elected and qualified.  The stockholders elected Mr. Yan-qing Liu, Mr. Chun-fang Song, Ms. Xu-feng Qian, Mr. Jie Zhao, Mr. William Wei Lee, Mr. Wen-chao Zhang and Mr. Jian-ping Li as members of the Board of Directors of the Company by a plurality of the votes cast.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company primarily engages in the manufacturing, marketing and distribution of over-the-counter pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company, Harbin First Bio-Engineering Company Limited, Heilongjiang Tianlong Pharmaceutical, Inc. and Peng Lai Jin Chuang Pharmaceutical Company, the Company manufactures and distributes primarily to and through domestic pharmaceutical chains in China. For more information, visit http://www.cski.com.cn.

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